Exhibit 5.1

Form of Opinion of DLA Piper LLP (US)

[●]

Pan American Holdco Inc.
906 – 595 Howe Street
Vancouver, BC

Re:  Pan American Holdco Inc., Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Pan American Holdco Inc., a Delaware corporation (“Holdco”), in connection with the Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), dated as of February 6, 2012, by and among Pan American Goldfields Ltd., a Delaware corporation (“Parent”), Holdco, a wholly-owned subsidiary of Parent, and Pan American Operating Co Ltd., a Delaware corporation and wholly owned subsidiary of the Company (“OpCo”), that provides for the merger (the “Merger”) of Parent with OpCo, with Parent surviving the Merger as a wholly-owned subsidiary of Holdco, and the conversion of each share of common stock, par value $0.01 of Parent issued and outstanding immediately prior to the effective time of the Merger into one duly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of Holdco (“Holdco Common Stock”) (collectively with the other transactions contemplated by the Reorganization Agreement, the “Reorganization”).  In connection with the Reorganization, Holdco will issue up to [●] shares of Holdco Common Stock (the “Shares”) upon the terms and conditions set forth in the Reorganization Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of Holdco, as filed with the Securities and Exchange Commission (the “Commission”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Delaware and the federal law of the United States.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when (1) the certificate of merger relating to the Merger has been duly filed with the Secretary of State of the State of Delaware and (2) the Shares have been duly issued in accordance with the Reorganization Agreement and the Reorganization upon consummation of the Merger and as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Holdco, the Shares, the Reorganization or the Registration Statement.

Sincerely,

DLA Piper LLP (US)